Filed Pursuant to Rule 424(b)(3)
Registration No. 333-213386
SAExploration Holdings, Inc.
3,083,359 Shares of Common Stock Offered by Selling Stockholders
This prospectus relates to an aggregate of up to 3,083,359 shares of our common stock that may be offered for sale from time to time by the selling stockholders identified in this prospectus.
Our common stock is listed on The Nasdaq Global Market under the symbol “SAEX.” On September 9, 2016, the closing price of our common stock on The Nasdaq Global Market was $9.41 per share.
The selling stockholders may sell all or a portion of the shares of our common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers, or agents. The sales may be conducted in the open market or in privately negotiated transactions and at prevailing market prices, fixed prices, or negotiated prices. The selling stockholders will bear all discounts, concessions, commissions, and similar expenses, if any, attributable to the sale of shares. We will bear the other costs, expenses, and fees in connection with the registration of the shares.
We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. We will not control or determine the price at which the selling stockholders sell their shares, and we do not know at which times or in what amounts the selling stockholders may offer the shares for sale.
INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 4.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is September 16, 2016

ABOUT THIS PROSPECTUS
This prospectus is a part of the registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”). You should read this prospectus together with the more detailed information regarding our company, our common stock, and our financial statements and the notes to those statements that appear elsewhere in this prospectus and any applicable prospectus supplement together with the additional information that we incorporate in this prospectus by reference, which we describe under the headings “Information Incorporated by Reference” and “Where You Can Find More Information.”
You should rely only on the information contained in, or incorporated by reference in, this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference in, this prospectus. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus or any prospectus supplement to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus or any prospectus supplement to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.
Unless the context requires otherwise, in this prospectus, the terms “our company,” “we,” “us,” “our,” and similar references refer to SAExploration Holdings, Inc., formerly named Trio Merger Corp., and its subsidiaries.

PROSPECTUS SUMMARY
The SEC allows us to “incorporate by reference” certain information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update, supplement, and/or supersede this information. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should read the following summary together with the more detailed information regarding our company, our common stock and our financial statements and the notes to those statements appearing elsewhere in this prospectus or incorporated herein by reference.
Our Company
We are an internationally-focused oilfield services company offering seismic data acquisition and logistical support services in Alaska, Canada, South America and Southeast Asia to our customers in the oil and natural gas industry. In addition to the acquisition of 2D, 3D, time-lapse 4D and multi-component seismic data on land, in transition zones, and offshore in depths reaching 3,000 meters, we offer a full-suite of logistical support and in-field processing services. We operate crews around the world that utilize over 29,500 owned land and marine channels of seismic data acquisition equipment and other leased equipment as needed to complete particular projects. Seismic data is used by our customers, including major integrated oil companies, national oil companies and large international independent oil and gas exploration and production companies, to identify and analyze drilling prospects and maximize successful drilling. The results of the seismic surveys we conduct belong to our customers and are proprietary in nature; we do not acquire data for our own account or for future sale or maintain multi-client data libraries.
Contact Information
Our principal headquarters are located in Houston, Texas at 1160 Dairy Ashford Road, Suite 160, Houston, Texas, 77079, Telephone: (281) 258-4400, and our web address is www.saexploration.com. Information contained on our website is not part of this prospectus and is not incorporated in this prospectus by reference.
Company History and Merger
We were incorporated in Delaware on February 2, 2011, under the name Trio Merger Corp. as a blank check company in order to serve as a vehicle for the acquisition of a target business. On June 24, 2013, we completed a business combination in which the entity formerly known as SAExploration Holdings, Inc. (“Former SAE”) merged with and into our wholly-owned subsidiary Trio Merger Sub, Inc., now named SAExploration Sub, Inc. (“Merger Sub”), with Merger Sub surviving (the “Merger”). Upon the Merger, we succeeded to the business operations of Former SAE.
Restructuring and Reverse Stock Split
On June 13, 2016, we entered into a comprehensive restructuring support agreement (the “Restructuring Support Agreement”) with holders (the “Supporting Holders”) of approximately 66% of the par value of our 10.000% senior secured notes due 2019 (the “Existing Notes” and the holders thereof, the “Existing Holders”), in which we and the Supporting Holders agreed to enter into and implement a proposed comprehensive restructuring of our balance sheet, which included a new senior secured loan facility providing for the funding of up to $30 million in capital (the “Restructuring”).
On June 24, 2016, we commenced an offer to exchange (the “Exchange Offer”) each $1 of Existing Notes held by the Existing Holders for (i) $0.50 of newly issued 10% Senior Secured Second Lien Notes due 2019 (the

“New Second Lien Notes”), and (ii) 0.04641 shares of our newly issued common stock (after giving effect to a 135-for-1 reverse stock split that was effected in connection with closing of the Exchange Offer, the “Reverse Stock Split”). The Exchange Offer expired on July 22, 2016, and closed on July 27, 2016 (the “Closing Date”). On the Closing Date, a total of $138,128,000 of the face value of the Existing Notes were exchanged for $76,523,000 New Second Lien Notes, including $7,459,000 in New Second Lien Notes representing accrued and unpaid interest on the Existing Notes, and 6,410,502 shares of our common stock (the “New Notes Shares”).
On June 29, 2016, we and the Supporting Holders entered into a $30 million multi-draw senior secured term loan facility (the "Senior Loan Facility"). All holders of Existing Notes that participated in the Exchange Offer were also able to participate in the Senior Loan Facility. As part of the consideration for providing the Senior Loan Facility, we issued to the lenders under the Senior Loan Facility shares equal to 28.2% of the outstanding shares of our common stock as of the Closing Date, or 2,803,302 shares, after giving effect to the Reverse Stock Split (the “New Senior Lender Shares”).
On August 1, 2016, we had 9,334,288 shares of our common stock outstanding, and, of that number, 9,213,804 shares were issued to tendering holders of Existing Notes and to the lenders under the Senior Loan Facility (collectively, the “New Holders”). The New Holders received registration rights. New Holders of 3,058,944 shares have exercised their rights to register their shares to sell under this prospectus or a supplement hereto.

Exercise of Piggy-Back Registration Rights
One of our existing stockholders has exercised its “piggy-back” registration rights to register an aggregate of 24,221 shares of our common stock for sale under this prospectus or a supplement hereto.

Resale Offering:

Securities offered:
3,083,359 shares of our common stock, par value $0.0001 per share (the “Registered Shares”), which may be offered for sale from time to time by the selling stockholders identified in this prospectus.
The Registered Shares consist of:
• 255,642 New Notes Shares issued in connection with the Exchange Offer;
• 2,803,302 New Senior Lender Shares issued to lenders as consideration for providing our Senior Loan Facility;
• 24,221 shares as to which “piggy-back” registration rights have been exercised; and
• 194 shares that are unallocated as of the date of this prospectus.

Selling stockholders:	Twenty-one of our stockholders are listed as selling stockholders. See “Selling Stockholders” beginning on page 6.
Number of shares of common stock outstanding before and after this offering:	9,343,513
Manner of offering:
The selling stockholders may sell all or a portion of the shares of our common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers, or agents. The sales may be conducted in the open market or in privately negotiated transactions and at prevailing market prices, fixed prices, or negotiated prices. See “Plan of Distribution” beginning on page 12.

Use of proceeds:	We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.
Risk factors:
You should carefully consider all of the information contained in, and incorporated by reference into, this prospectus and, in particular, you should evaluate the specific risks associated with an investment in our securities. See “Risk Factors” beginning on page 5.

The Nasdaq Global Market symbol for Common Stock:	SAEX
On July 26, 2016, we effected a one-for-135 reverse stock split for our common stock. Unless otherwise indicated, all share amounts disclosed in this prospectus reflect the post-split number of shares of our common stock. Unless specifically stated otherwise, the information in this prospectus also assumes no exercise of outstanding options or warrants.

RISK FACTORS
An investment in our common stock involves risk. Prior to making any investment decision, prospective investors should carefully consider the specific factors set forth under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the period ended June 30, 2016, which was filed with the SEC on August 12, 2016, and in our other periodic reports filed with the SEC that are incorporated by reference herein, together with all of the other information appearing in this prospectus or in the applicable prospectus supplement or incorporated by reference into this prospectus. The risks and uncertainties described in any prospectus supplement and the documents we incorporate by reference into this prospectus are not the only risks and uncertainties we face. Additional risks and uncertainties that we are unaware of or that we believe are not material at the time could also materially adversely affect our business, financial condition or results of operations. In any case, the value of our securities could decline, and you could lose all or part of your investment. See also “Cautionary Note Regarding Forward-Looking Statements” below.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements and information in this prospectus, any prospectus supplements and documents we incorporate by reference herein constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, with respect to our financial condition, results of operations, cash flows and business, and our expectations or beliefs concerning future events. These forward-looking statements can generally be identified by phrases such as “expects,” “anticipates,” “believes,” “estimates,” “intends,” “plans to,” “ought,” “could,” “will,” “should,” “likely,” “appears,” “projects,” “forecasts,” “outlook” or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or otherwise. Some of the important factors that could cause actual results to differ materially from our expectations are discussed below. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.
Factors that could cause actual results to vary materially from our expectations include the following:

•
developments with respect to the Alaskan oil and natural gas exploration tax credit system that may continue to affect the willingness of third parties to participate in financing and monetization transactions and our ability to timely monetize tax credits that have been assigned to us by our customer;

•	changes in the Alaskan oil and natural gas exploration tax credit system that may significantly affect the level of Alaskan exploration spending;

•	fluctuations in the levels of exploration and development activity in the oil and natural gas industry;

•	intense industry competition;

•	limited number of customers;

•	credit and delayed payment risks related to our customers;

•	the availability of liquidity and capital resources, including our limited ability to make capital expenditures and the potential impact this has on our business and competitiveness;

•	need to manage rapid growth and contraction of our business;

•	delays, reductions or cancellations of service contracts;

•	operational disruptions due to seasonality, weather and other external factors;

•	crew availability and productivity;

•	whether we enter into turnkey or term contracts;

•	high fixed costs of operations;

•	substantial international business exposing us to currency fluctuations and global factors, including economic, political and military uncertainties;

•	ability to retain key executives; and

•	need to comply with diverse and complex laws and regulations.
You should refer to our other periodic and current reports filed with the SEC and the risk factors from our Quarterly Report on Form 10-Q for the period ended June 30, 2016, which was filed with the SEC on August 12, 2016, and in our other periodic reports filed with the SEC that are incorporated by reference herein, for specific risks which would cause actual results to be significantly different from those expressed or implied by any of our forward-looking statements. It is not possible to identify all of the risks, uncertainties, and other factors that may affect future results. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus and any prospectus supplement may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, readers of this prospectus are cautioned not to place undue reliance on the forward-looking statements.

USE OF PROCEEDS
We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.

SELLING STOCKHOLDERS
This prospectus covers the offer and sale by the selling stockholders identified below of up to 3,083,359 shares of our common stock. These selling stockholders, including their transferees, pledgees or donees or their successors, may from time to time resell shares of our common stock pursuant to this prospectus or any prospectus supplement during the period the registration statement of which this prospectus is a part remains effective. In the event that a sale is to be made pursuant to this prospectus by a pledgee or other transferee, we will provide appropriate information regarding such pledgee or transferee by a prospectus supplement or post-effective amendment, if necessary, naming such pledgee or transferee as a selling stockholder.
Holders of New Notes Shares and New Senior Lender Shares
On June 13, 2016, we entered into a comprehensive restructuring support agreement (the “Restructuring Support Agreement”) with holders (the “Supporting Holders”) of approximately 66% of the par value of our 10.000% senior secured notes due 2019 (the “Existing Notes” and the holders thereof, the “Existing Holders”), in which we and the Supporting Holders agreed to enter into and implement a proposed comprehensive restructuring of our balance sheet, which included a new senior secured loan facility providing for the funding of up to $30 million in capital.

The Restructuring Support Agreement contemplated the following transactions (collectively, the “Restructuring”): (i) the Supporting Holders entry into a Senior Loan Facility (defined below); (ii) the Exchange Offer (defined below); (iii) the amending and restating of the Intercreditor Agreement among our lenders to change the priority of our secured indebtedness; (iv) the issuance of two series of warrants to the existing holders of our stock; (v) entering into new employment agreements with the members of senior management, establishing a new management incentive plan, and issuing equity to the members of management under the terms of our new management incentive plan; and (vi) the amendment of our organizational documents. Pursuant to the Restructuring Support Agreement, the Supporting Holders have the right to designate six of our new seven member board of directors.
On June 24, 2016, we commenced an offer to exchange (the “Exchange Offer”) each $1 of Existing Notes held by the Existing Holders for (i) $0.50 of newly issued 10.000% Senior Secured Second Lien Notes due 2019 (the “New Second Lien Notes”), and (ii) 0.04641 shares of our newly issued common stock (after giving effect to a 135-for-1 reverse stock split that was effected in connection with closing of the Exchange Offer, the “Reverse Stock Split”). The Exchange Offer expired on July 22, 2016, and closed on July 27, 2016 (the “Closing Date”). On the Closing Date, a total of $138,128,000 of the face value of the Existing Notes were exchanged for $76,523,000 New Second Lien Notes, including $7,459,000 in New Second Lien Notes representing accrued and unpaid interest on the Existing Notes, and 6,410,502 shares of our common stock (the “New Notes Shares”). We delivered cash in lieu of any fractional shares. This prospectus includes 255,642 of the New Notes Shares held by affiliates of two of the Supporting Holders, Whitebox Advisors LLC and BlueMountain Capital Management, LLC (each a “Principal Stockholder”).
The New Second Lien Notes bear interest at a rate of 10.000% per annum payable in cash, accruing from the settlement date, provided that for each interest payment through and including July 15, 2017, we may, at our option, pay interest in kind by issuing additional New Second Lien Notes (“PIK Notes”). Interest paid in kind will accrue at a rate per annum of 11.000%, and any PIK Notes will be fungible with, and will accrue interest at the same rate as, the New Second Lien Notes. The New Second Lien Notes have a maturity date of September 24, 2019, subject to earlier termination if any of the Existing Notes remain outstanding as of March 31, 2019. The liens securing the New Second Lien Notes are junior to the liens securing the Senior Loan Facility (defined below) and are senior to the liens securing the Existing Notes. Concurrently with the Exchange Offer, we solicited consents from holders of the Existing Notes to adopt certain proposed amendments to the indenture under which the Existing Notes were issued, the existing intercreditor agreement, and related collateral and security agreements relating to the Existing Notes.
On June 29, 2016, we and the Supporting Holders entered into a $30 million multi-draw senior secured term loan facility (the "Senior Loan Facility"). All holders of Existing Notes that participated in the Exchange Offer were also able to participate in the Senior Loan Facility. Borrowings under the Senior Loan Facility bear interest at a rate of 10.000% per annum, paying monthly. The Senior Loan Facility has a maturity date of January 2, 2018, unless terminated earlier. As part of the consideration for providing the Senior Loan Facility, we issued to the lenders under the Senor Loan Facility shares equal to 28.2% of the outstanding shares of our common stock as of the Closing Date, or 2,803,302 shares, after giving effect to the Reverse Stock Split (the “New Senior Lender Shares”).
On August 1, 2016, we had 9,334,288 shares of our common stock outstanding and, of that number, 9,213,804 shares were issued to the New Holders.
In connection with the Restructuring, on July 27, 2016, we and the New Holders entered into a Registration Rights Agreement under which we agreed to use commercially reasonable efforts to file a shelf registration statement with the SEC covering the resale of the shares issued in the Restructuring (as amended, the “New Holders Registration Rights Agreement”). Pursuant to the New Holders Registration Rights Agreement, we are registering the resale by the New Holders identified herein from time to time of 3,058,944 shares of our common stock.

Exercise of “Piggy-Back” Registration Rights by a Selling Stockholder

On June 24, 2013, we completed a business combination in which the entity formerly known as SAExploration Holdings, Inc. (“Former SAE”) merged with and into our wholly-owned subsidiary Trio Merger Sub, Inc., now named SAExploration Sub, Inc. (“Merger Sub”), with Merger Sub surviving the merger (the “Merger”).
CLCH, LLC (“CLCH”), an affiliate of Jeff Hastings, Chief Executive Officer and Chairman of our Board, pursuant to a registration rights agreement dated June 24, 2013 entered into in connection with the Merger, has the right to demand registration of its shares of our common stock that it acquired in the Merger, and has “piggy-back” rights with respect to this offering. CLCH has exercised its “piggy-back” registration rights to register 24,221 shares of our common stock for sale under this prospectus or a supplement hereto.

Certain Other Relationships with the Selling Stockholders
In connection with the Restructuring, we agreed that each Principal Stockholder would be given the right to nominate a member of our board of directors as long as it holds at least 10% of our outstanding common stock. On July 27, 2016, two of our current directors, Jacob Mercer and Michael Kass, were appointed to the board of directors following their referral to the board of directors by Whitebox Advisors LLC and BlueMountain Capital Management, LLC, respectively. The Restructuring Support Agreement also granted the Supporting Holders the right to designate six of our seven-member board of directors. In addition to the appointment of Messrs. Kass and Mercer, the Supporting Holders have appointed two members of our board of directors who served prior to the Restructuring, Brian Beatty, our Chief Operating Officer, and Gary Dalton, one of our independent directors. The Supporting Holders have the right to appoint one more member to our board of directors.
In connection with the Merger, the outstanding Series A Convertible Preferred Stock of Former SAE (the “Preferred Shares”) owned by CLCH, was redeemed for $5,000,000. Dividends on the Preferred Shares of $1,072,000 were paid to CLCH during the year ended December 31, 2014.
In connection with the Merger, we issued a promissory note in the principal amount of $17,500,000 to CLCH, as a representative of the Former SAE stockholders, as Merger consideration to the Former SAE stockholders. The promissory note was repaid with interest on July 2, 2014, at which time principal and interest in the approximate amount of $9,873,000 was received by CLCH.

Information Regarding the Selling Stockholders
The following table sets forth, to our knowledge, certain information about the selling stockholders as of August 29, 2016, the date of the table, based on information furnished to us by the selling stockholders. Except as indicated in the preceding sections or in the footnotes to the table (i) each selling stockholder has indicated to us that it is acting individually, not as a member of a group, and (ii) none of the selling stockholders or their affiliates has held any position or office or had any other material relationship with us in the past three years except as set forth above.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to the securities. To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Shares of common stock underlying derivative securities, if any, that currently are exercisable or convertible or are scheduled to become exercisable or convertible for or into shares of common stock within 60 days after the date of the table are deemed to be outstanding in calculating the percentage ownership of each listed person or group but are not deemed to be outstanding as to any other person or group. Percentage of beneficial ownership is based on 9,343,513 shares of common stock outstanding as of the date of the table. The amount of shares shown as beneficially owned after the offering is based on the assumption that all shares being offered are sold. Our registration of the shares of common stock held by the selling stockholders, however, does not necessarily mean that they will sell all or any of the shares.

Name of	Shares of Common Stock Beneficially Owned Prior to Offering (1)		Shares of Common Stock Being	Shares of Common Stock Beneficially Owned After Offering (2)
Selling Security Holder	Number	Percentage	Offered	Number	Percentage
Whitebox Asymmetric Partners, LP (3) (6)	233,303	2.50%	19,352	213,951	2.29%
Whitebox Credit Partners, LP (3) (7)	317,722	3.40%	26,354	291,368	3.12%
Whitebox Multi-Strategy Partners, LP (3) (8)	943,607	10.10%	78,271	865,336	9.26%
Whitebox Institutional Partners, LP (3) (9)	87,946	0.94%	7,295	80,651	0.86%
WBox 2015-7 Ltd. (4) (10)	1,026,461	10.99%	1,026,461	0	0.00%
BlueMountain Credit Alternatives Master Fund L.P. (5) (11)	1,674,107	17.92%	733,269	940,838	10.07%
BlueMountain Guadalupe Peak Fund L.P. (5) (12)	80,647	0.86%	35,327	45,320	0.49%
BlueMountain Montenvers Master Fund SCA SICAV-SIF (5) (13)	373,365	4.00%	163,531	209,834	2.25%
BlueMountain Summit Trading L.P. (5) (14)	160,171	1.71%	70,156	90,015	0.96%
BlueMountain Kicking Horse Fund L.P. (5) (15)	61,411	0.66%	26,901	34,510	0.37%
BlueMountain Timberline Ltd. (5) (16)	59,405	0.64%	4,927	54,478	0.58%
Morgan Stanley Global Fixed Income Opportunities Fund (5) (17)	58,335	0.62%	46,733	11,602	0.12%
Morgan Stanley Institutional Fund Trust High Yield (5) (18)	104,907	1.12%	70,100	34,807	0.37%
Sunsuper Superannuation Fund (5) (19)	32,649	0.35%	23,367	9,282	0.10%
John Pecora (5)	372,846	3.99%	140,796	232,050	2.48%
Aristides Fund QP, LP (4) (20)	48,686	0.52%	48,686	0	0.00%
Aristides Fund LP (4) (21)	226,374	2.42%	226,374	0	0.00%
Amzak Capital Management LLC (4) (22)	140,796	1.51%	140,796	0	0.00%
Tegean Master Fund Ltd. (4) (23)	136,436	1.46%	136,436	0	0.00%
Speculative Seismic Investments, LLC (5) (24)	142,968	1.53%	33,812	109,156	1.17%
CLCH, LLC (25)	24,221	0.26%	24,221	0	0.00%
Unallocated Shares	194	0.00%	194	0	0.00%
Total:	6,306,557	67.50%	3,083,359	3,223,198	34.50%

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares the selling stockholder has the right to acquire within 60 days.

(2) Assumes that all securities offered hereby will be sold.

(3) Selling stockholder is only a holder of New Second Lien Notes.

(4) Selling stockholder is only a lender under the Senior Loan Facility.

(5) Selling stockholder is both a holder of New Second Lien Notes and a lender under the Senior Loan Facility.

(6) Whitebox Asymmetric Partners, LP is a Cayman Islands limited partnership that is managed by Whitebox Advisors LLC. The following natural persons have shared voting and investment power over the registrable securities: Mark Strefling, Michael McCormick, Elissa Weddle, and Chris Hardy.

(7) Whitebox Credit Partners, LP is a British Virgin Islands limited partnership that is managed by Whitebox Advisors LLC. The following natural persons have shared voting and investment power over the registrable securities: Mark Strefling, Michael McCormick, Elissa Weddle, and Chris Hardy.

(8) Whitebox Multi-Strategy Partners, LP is a British Virgin Islands limited partnership that is managed by Whitebox Advisors LLC. The following natural persons have shared voting and investment power over the registrable securities: Mark Strefling, Michael McCormick, Elissa Weddle, and Chris Hardy.

(9) Whitebox Institutional Partners, LP is a Delaware limited partnership that is managed by Whitebox Advisors LLC. The following natural persons have shared voting and investment power over the registrable securities: Mark Strefling, Michael McCormick, Elissa Weddle, and Chris Hardy.

(10) WBox 2015-7 Ltd. is a British Virgin Islands company that is managed by Whitebox Advisors LLC. The following natural persons have shared voting and investment power over the registrable securities: Mark Strefling, Michael McCormick, Elissa Weddle, and Chris Hardy.

(11) BlueMountain Credit Alternatives Master Fund L.P. is a Cayman Islands exempted limited partnership that is managed by BlueMountain Capital Management, LLC. The following individuals, who are members of the Investment Committee of BlueMountain Capital Management, LLC, have shared voting and investment power over the registrable securities: Andrew Feldstein, Peter Greatrex, Marina Lutova, Derek Smith, and David Zorub.

(12) BlueMountain Guadalupe Peak Fund L.P. is a Delaware limited partnership that is managed by BlueMountain Capital Management, LLC. The following individuals, who are members of the Investment Committee of BlueMountain Capital Management, LLC, have shared voting and investment power over the registrable securities: Andrew Feldstein, Peter Greatrex, Marina Lutova, Derek Smith, and David Zorub.

(13) BlueMountain Montenvers Master Fund SCA SICAV-SIF is an investment company with variable share capital organized as a specialized investment fund in the form of a corporate partnership limited by shares under the laws of Luxembourg that is managed by BlueMountain Capital Management, LLC. The following individuals, who are members of the Investment Committee of BlueMountain Capital Management, LLC, have shared voting and investment power over the registrable securities: Andrew Feldstein, Peter Greatrex, Marina Lutova, Derek Smith, and David Zorub.

(14) BlueMountain Summit Trading L.P. is a Delaware limited partnership that is managed by BlueMountain Capital Management, LLC. The following individuals, who are members of the Investment Committee of BlueMountain Capital Management, LLC, have shared voting and investment power over the registrable securities: Andrew Feldstein, Peter Greatrex, Marina Lutova, Derek Smith, and David Zorub.

(15) BlueMountain Kicking Horse Fund L.P. is a Cayman Islands exempted limited partnership that is managed by BlueMountain Capital Management, LLC. The following individuals, who are members of the Investment Committee of BlueMountain Capital Management, LLC, have shared voting and investment power over the registrable securities: Andrew Feldstein, Peter Greatrex, Marina Lutova, Derek Smith, and David Zorub.

(16) BlueMountain Timberline Ltd. is a Cayman Islands exempted company that is managed by BlueMountain Capital Management, LLC. The following individuals, who are members of the Investment Committee of BlueMountain Capital Management, LLC, have shared voting and investment power over the registrable securities: Andrew Feldstein, Peter Greatrex, Marina Lutova, Derek Smith, and David Zorub.

(17) Morgan Stanley Global Fixed Income Opportunities Fund is a registered investment company under the Investment Company Act of 1940.

(18) Morgan Stanley Institutional Fund Trust High Yield is a registered investment company under the Investment Company Act of 1940.

(19) Sunsuper Superannuation Fund is a superannuation fund managed by Sunsuper Pty Ltd. and by Morgan Stanley Investment Mgmt Inc. as investment advisory. The natural person who controls the voting and disposition of our shares for Sunsuper Superannuation Fund through Sunsuper Pty Ltd. is Ben Swan.

(20) The natural person who controls the voting and disposition of our shares for Aristides Fund QP, LP is Christopher M. Brown.

(21) The natural person who controls the voting and disposition of our shares for Aristides Fund LP is Christopher M. Brown.

(22) The natural person who controls the voting and disposition of our shares for Amzak Capital Management LLC is Michael Kazma.

(23) Tegean Master Fund, Ltd. is a registered investment company under the Investment Company Act of 1940.

(24) The natural person who controls the voting and disposition of our shares for Speculative Seismic Investments, LLC, a Delaware limited liability company, is Jeff Hastings. Jeff Hastings is Chief Executive Officer and Chairman of our board of directors.

(25) The natural person who controls the voting and disposition of our shares for CLCH, LLC, an Alaskan limited liability company, is Jeff Hastings. Jeff Hastings is Chief Executive Officer and Chairman of our board of directors.

PLAN OF DISTRIBUTION
The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock being offered under this prospectus or a supplement hereto on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at prevailing market prices or negotiated prices. The selling stockholders may use any one or more of the following methods when disposing of shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	to or through underwriters;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any of these methods of sale; and

•	any other method permitted pursuant to applicable law.
Any of the selling stockholders may also enter into hedging transactions. For example, any of the selling stockholders may:

•
enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the shares of common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from the selling stockholder to close out its short positions;

•	sell securities short and redeliver such shares to close out short positions;

•
enter into option or other types of transactions that require the selling stockholder to deliver shares of common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the shares of common stock under this prospectus; or

•
loan or pledge the shares of common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

A prospectus supplement with respect to any of the above-described offerings of shares will state the terms of the offering of the shares, including:

•	the name or names of any underwriters or agents and the amounts of shares underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the shares;

•	any delayed delivery arrangements;

•	any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or markets on which the shares may be listed.
The offer and sale of the shares described in this prospectus by any of the selling stockholders, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices
The shares may also be sold under Rule 144 or Regulation S under the Securities Act of 1933, as amended (“Securities Act”), if available, rather than under this prospectus. The selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.
The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.
The selling stockholders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The selling stockholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.
If any of the shares of our common stock offered for resale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the selling stockholders will sell all or any portion of the shares offered under this prospectus.

DESCRIPTION OF SECURITIES
General
As of the date of this prospectus, we are authorized to issue 55,000,000 shares of common stock, par value $0.0001, and 1,000,000 shares of preferred stock, par value $0.0001. As of the date of this prospectus: 9,343,513 shares of our common stock are outstanding, held by 136 stockholders of record, and no shares of our preferred stock are outstanding. We have reserved for issuance 1,038,258 shares of our common stock for grants under our new 2016 Long-Term Incentive Plan, 308,217 shares for issuance upon exercise of the Warrants described below, and approximately 132,092 shares issuable to the lenders under the Senior Loan Facility as an anti-dilution protection relative to the Warrants.
On August 3, 2016, the board of directors adopted resolutions authorizing the amendment and restatement of our Second Amended and Restated Certificate of Incorporation as amended by our Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation (the “Prior Charter”) in a Third Amended and Restated Certificate of Incorporation (the “New Charter”) in order to effect a number of changes contemplated by the Restructuring Support Agreement, as well as additional changes to the Prior Charter meant to update it to reflect the latest market practices. On August 4, 2016, following the approval by the board of directors, the New Charter was approved by the written consent of our stockholders holding a majority of the outstanding shares of common stock entitled to vote as of August 3, 2016. The New Charter became effective upon its filing with the Secretary of State of the State of Delaware on September 6, 2016.
Common Stock
Under the Prior Charter, our stockholders of record were entitled to one vote for each share held on all matters to be voted on by our stockholders, including the election of our board of directors. Under the New Charter, each holder of our common stock is entitled to one vote for each share of common stock, subject to any rights granted to any future holders of preferred stock and any effect of Section 2.9 of our By-Laws. Section 2.9 of our By-Laws prevents any investment entity that is not a “United States person,” as defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, and that is managed by BlueMountain Capital Management, LLC or its affiliates (a “Non-U.S. Entity”), from possessing 10% or greater of the votes applicable to the outstanding common stock. The effect of this will be to eliminate the voting power of any Non-U.S. Entity’s common stock to the extent it provides 10% or greater of the voting power of our outstanding common stock. If this were to occur, the other stockholders would possess greater voting power due to the reduction in the total shares able to vote.
Pursuant to the Prior Charter, our board of directors was divided into three classes. The New Charter de-classifies our board of directors and requires that all directors be elected on an annual basis beginning at our 2016 annual meeting of stockholders, at which time all the terms of the current directors will expire. The New Charter states that any vacancies on the board of directors may be filled by an affirmative vote of a majority of the remaining members; provided, for so long as any Principal Stockholder holds at least ten percent (10%) of the outstanding Common Stock, if there is a vacancy of a director nominated by either of the Principal Stockholders, then the nominating Principal Stockholder is entitled to nominate a successor to such director, and we and our board of directors must take all actions necessary to ensure that person is appointed as promptly as practicable.
Our common stockholders have no liquidation, conversion, preemptive, or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares of common stock.
The New Charter adopts Delaware as the exclusive jurisdiction for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or employees, agents, or agents of our stockholders, (c) any action asserting a claim arising pursuant to any provisions of the General Corporation Law of the State of Delaware, the New Charter, or our By-Laws, or (d) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware. If the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the federal district court of the District of Delaware.
Preferred Stock
There are no shares of our preferred stock outstanding. The Prior Charter and the New Charter each authorize the issuance of 1,000,000 shares of preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.
Warrants
On July 27, 2016, we entered into a warrant agreement (the “Warrant Agreement”) with Continental Stock Transfer and Trust Company, as warrant agent. Pursuant to the Warrant Agreement, we issued two series of warrants (the “Series A Warrants” and the “Series B Warrants,” together, the “Warrants”) to the holders of our common stock as of July 26, 2016. We issued 154,108 Series A Warrants outstanding to purchase up to an aggregate of 154,108 shares of common stock at an initial exercise price of $10.30 per share (the “Series A Exercise Price”) and 154,108 Series B Warrants outstanding to purchase up to an aggregate of 154,108 shares of common stock at an initial exercise price of $12.88 per share (the “Series B Exercise Price”). The Warrants expire at the close of business on July 27, 2021 (the “Expiration Date”). The Warrants may generally be exercised during the period commencing 30 days prior to the Expiration Date, subject to our receipt of certain Alaska tax credits. The shares to be issued under the Warrants represent 4.5% of the outstanding shares of our common stock as of July 27, 2016, before any dilution caused by the issuance of (i) additional shares of common stock under our 2016 Long-Term Incentive Plan, which reserves 1,038,258 shares of our common stock for issuance, and (ii) approximately 132,093 shares of our common stock to the lenders under the Senior Loan Facility as an anti-dilution protection relative to the Warrants.
Until such time as the Warrants and the shares of common stock issuable under the Warrants are registered under the Securities Act of 1933, as amended, they will be subject to restrictions on transfer. We have agreed in the Warrant Agreement to customary resale registration rights.
Dividends
We have not paid any cash dividends on our common stock to date. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future. The payment of dividends will be within the discretion of our board of directors and will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition, and the restrictions on dividends under our current financing arrangements.
Registration Rights
On July 27, 2016, we entered into a registration rights agreement (the “New Holders Registration Rights Agreement”) with the New Holders. The New Holders Registration Rights Agreement requires us to use its commercially reasonable efforts to prepare and file a shelf registration statement (a “Shelf Registration Statement”) registering the offering and sale on a delayed or continuous basis of all Registrable Securities (as defined in the New Holders Registration Rights Agreement), and to keep such Shelf Registration Statement effective until the earliest of (i) the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration Statement, (ii) the date on which the New Holders Registration Rights Agreement terminates and (iii) such shorter period as the New Holders of at least 50% of Registrable Securities with respect to the Shelf Registration shall agree in writing.

Pursuant to the New Holders Registration Rights Agreement, the New Holders have customary underwritten offering and “piggy-back” registration rights, subject to the limitations set forth in the New Holders Registration Rights Agreement. Under their underwritten offering rights, individual New Holders that together own Registrable Securities representing at least 50% of the outstanding shares of our common stock have the right to demand we effectuate the distribution of any or all of their Registrable Securities by means of an underwritten offering pursuant to a Shelf Registration Statement. No individual holder may exercise this right more than two times. We are not obligated to effect an underwritten demand notice within 90 days of closing another underwritten offering. Under their “piggy-back” registration rights, if at any time we propose to conduct an underwritten offering for our own account, we must allow such New Holders to include a specified number of their Registrable Securities in the offering. These rights are subject to certain conditions and limitations, including certain rights to limit the number of shares to be included in an underwritten offering and our right to delay or withdraw a registration statement or an offer and sale of Registrable Securities pursuant to such registration statement (including underwritten offerings) under certain circumstances. The registration rights granted in the New Holders Registration Rights Agreement are subject to customary indemnification and contribution provisions. We are registering the Registered Shares pursuant to the registration statement on Form S-3, of which this prospectus forms a part.
On August 25, 2016, we entered into the First Amendment to the New Holders Registration Rights Agreement (the “First Amendment”) with New Holders holding greater than a majority of the then-outstanding registrable securities under the New Holders Registration Rights Agreement. The First Amendment provides that BlueMountain Capital Management, LLC, together with its affiliates, and Whitebox Advisors LLC, together with its affiliates, (collectively, the “Principal Holders”) may withhold a portion of their respective Registrable Securities from the Initial Shelf Registration Statement, and subsequently require that we file additional shelf registration statements to register such additional Registrable Securities. The First Amendment also provides that commencing on February 1, 2017 through, and including, July 31, 2017, the Principal Holders may, acting jointly, effectuate the distribution of any or all of their Registrable Securities by means of an underwritten offering pursuant to the applicable shelf registration statement (a “Shelf Take-Down”) and commencing on August 1, 2017, each Principal Holder, acting separately, may initiate a Shelf Take-Down. At any time, individual registration rights holders (other than the Principal Holders) that together own Registrable Securities representing at least 50% of the outstanding Registrable Securities have the right to initiate a Shelf Take-Down.
Pursuant to the Warrant Agreement, if our board determines that it is necessary for us to file a registration statement in order for the Warrants or the common shares issuable upon exercise of the Warrants to be freely transferable, then no later than 90 days from the issuance of the Warrants, we have agreed to use commercially reasonable efforts to cause to be filed pursuant to the Securities Act a registration statement covering the resale of the Warrants and such common shares (the “Warrant Shelf Registration Statement”). We have agreed to use commercially reasonable efforts to cause the Warrant Shelf Registration Statement to become effective thereafter and to remain effective until the earlier of (i) such time as all Warrants and such common shares have been exercised, (ii) such time as the Warrants and such common shares are freely transferable pursuant to Rule 144 and (iii) the Expiration Date.
We entered into a registration rights agreement with CLCH, LLC at the closing of the Merger. CLCH, LLC became an “affiliate” of ours, as the term “affiliate” is defined under Rule 144 of the Securities Act, as a result of the issuance of shares of our common stock in the Merger. After June 24, 2014, CLCH, LLC became entitled to demand that we register the shares issued to it in the Merger under the Securities Act. CLCH, LLC has certain “piggy-back” registration rights with respect to certain registration statements filed subsequent to consummation of the Merger. In addition, holders of our warrants issued by Former SAE have the right to receive 194 shares of our common stock that were issued in the Merger, which shares are held in escrow pending the exercise of such warrants, also have “piggy-back” registration rights with respect to certain registration statements we file as to the shares of our common stock issuable upon exercise of such warrants. CLCH, LLC has exercised such “piggy-back” registration rights and is a selling stockholder included in this prospectus.
We will bear the expenses incurred in connection with the filing of all such registration statements, including the one to which this prospectus relates. Pursuant to the “piggy-back” registration rights granted in the agreements described above, the stockholders having such rights have been afforded the opportunity to be included in this prospectus as selling stockholders with respect to the shares of common stock covered by those agreements.
Delaware Anti-Takeover Law
We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business transaction” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.
A “business transaction” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•
after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded common stock; or

•
on or subsequent to the date of the transaction, the business transaction is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our Transfer Agent
The transfer agent for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.
LEGAL MATTERS
The validity of the common stock covered by this prospectus will be passed upon for us by Strasburger & Price, LLP.
EXPERTS
Our consolidated financial statements as of December 31, 2014 and 2015, have been audited by Pannell Kerr Forster of Texas, P.C., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, from our annual report on Form 10-K for the year ended December 31, 2015 filed with the SEC on March 15, 2016. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports and proxy statements and other information with the SEC. Our SEC filings are available to the public through the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including certain of our SEC filings, is also available free of charge through the Investor Relations section of our website, located at http://www.saexploration.com. However, the information on our website is not a part of this prospectus or any accompanying prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” in this prospectus the information in other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated or deemed to be incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus.
We incorporate by reference in this prospectus the documents listed below and any filings that we may make with the SEC subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus (provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 15, 2016 (and the amendment thereto filed on April 29, 2016);

•	Our Definitive Proxy Statement/Information Statement on Schedule 14A, filed with the SEC on June 27, 2014;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, filed with the SEC on May 16, 2016;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016, filed with the SEC on August 12, 2016;

•	Information Statement on Schedule 14-C, filed with the SEC on June 29, 2016;

•	Information Statement on Schedule 14-C, filed with the SEC on August 15, 2016;

•	Information Statement on Schedule 14‑C, filed with the SEC on August 17, 2016; and

•
Our Current Reports on Form 8-K, to the extent filed, and not furnished, with the SEC on January 26, 2016, February 5, 2016, March 3, 2016, March10, 2016, April 22, 2016, May 13, 2016, June 13, 2016, June 24, 2016, July 1, 2016, July 14, 2016, July 25, 2016, July 26, 2016, July 27, 2016, August 1, 2016, August 4, 2016, August 9, 2016, August 18, 2016, August 25, 2016, September 8, 2016 (and the amendment thereto filed on September 9, 2016) and September 13, 2016.

You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus (excluding any exhibits to the documents that are not incorporated by reference into this prospectus) at no cost to you by writing or telephoning us at the following address:
SAExploration Holdings, Inc.
1160 Dairy Ashford Rd., Suite 160
Houston, Texas 77079
Attention: Investor Relations
Telephone: (281) 258-4409
Email: rabney@saexploration.com

3,083,359 Shares

Common Stock, $0.0001 par value

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PROSPECTUS
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September 16, 2016